Exhibit 99.1
For Immediate Release
July 27, 2009
GIBRALTAR SUCCESSFULLY AMENDS ITS SENIOR DEBT AGREEMENT
Reduces Debt by Another $23.6 Million in the Second Quarter
     BUFFALO, NEW YORK (July 27, 2009) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today announced that it has completed an amendment to its senior credit agreement with its syndicate of lenders. The Company had announced on its May 7, 2009, first quarter earnings conference call that it was likely to renegotiate its senior credit agreement.
     Under the terms of the amendment, the lenders agreed to provide Gibraltar with an asset-based revolving credit facility (ABL) of $200 million in commitments and a term loan of $58.7 million. At June 30, 2009, the Company had outstanding borrowings of $40.0 million on its revolver. The ABL revolver and the term loan mature in August and December 2012, respectively. Gibraltar also has $204 million of senior subordinated 8% notes that were issued in December 2005 at a discount to yield 8.25%. The notes, due December 1, 2015, were not affected by the amendment. Gibraltar’s total debt was $305.9 million as of June 30, 2009, its lowest level since September 2005.
     The amendment also eliminated certain previous financial covenants, and instead requires the Company to achieve specified EBITDA amounts on the last day of each quarter through December 31, 2009, and thereafter, maintain a fixed charge ratio of 1.25. Interest rates on the term note and revolver will continue to be based on the London Interbank Offering Rate (LIBOR) with a LIBOR floor of 1.5%, plus an additional margin of 3.75% on the term note and, on the revolver, 3.25% plus a 0.5% commitment fee. The impact on pre-tax earnings is expected to approximate $1.0 million per quarter, or $0.02 per share, based on amounts outstanding as of June 30, 2009.
     “We are pleased with the support from the lenders in our bank group, many of whom have longstanding relationships with Gibraltar,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer. “This amendment provides the liquidity to successfully run our business through this global downturn and the flexibility to fund organic growth and potential future acquisitions.”
     “We reduced our borrowings by another $23.6 million or 7% in the second quarter and a cumulative $50.6 million or 14% in the first half of 2009. As we move into the second half of 2009, Gibraltar will continue to be focused on conserving our cash, delevering the balance sheet, while focusing on new product offerings and market share growth,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     Gibraltar expects to report its financial results for the second quarter 2009 after the market close on Wednesday, August 5, 2009, which will be followed by a quarterly earnings conference call with investors and analysts on Thursday, August 6, at 9:00 a.m. ET. During the call the Company expects to discuss the impact of the amendment and other financial and operating information.
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NASDAQ:ROCK	Rock, Solid, Performance.

Gibraltar Amends its Senior Debt Agreement
Page Two
     Gibraltar Industries serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 2,300 employees and operates 56 facilities in 23 states, Canada, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as regulatory changes. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.
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CONTACT: Kenneth P. Houseknecht, Investor Relations, at 716/826-6500, ext. 3229, khouseknecht@gibraltar1.com.